CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4 $2.26B NEW ISSUE CMBS
Lead-Mgrs:  Citigroup Global Markets Inc.(Book Runner) / Barclays Capital
Co-Managers: Banc of America Securities LLC / Deutsche Bank Securities Inc. /
PNC Capital Markets LLC
Rating Agencies:  Moodys / Fitch

               Ratings           Class         WAL           Principal           Sub              Price
Class       (Moody's/Fitch)       Size         (yrs)           Window            Levels           Talk          STATUS

A-1             Aaa/AAA           79.9         3.24          07/06-04/11         30.000%           + 7A          .1X
A-2             Aaa/AAA          152.7         6.61          01/13-03/13         30.000%           +25A          .4X
A-SB            Aaa/AAA          135.2         7.15          04/11-08/15         30.000%           +25A          .3X
A-3             Aaa/AAA          831.3         9.62          08/15-04/16         30.000%           +27A          1.9X
A-1A            AAA/AAA          385.3         NOT AVAILABLE
A-M             Aaa/AAA          226.4         9.84          04/16-05/16         20.000%           A3+3          OPEN
A-J             Aaa/AAA          164.1         9.92          05/16-06/16         12.750%           A3+7          .8X
B               Aa2/AA            50.9         9.96          06/16-06/16         10.500%           +35A          OPEN
C               Aa3/AA-           25.5         9.96          06/16-06/16          9.375%           +37A          OPEN
D                A2/A             31.1         9.96          06/16-06/16          8.000%           +44A          OPEN

Expected Timing
Launch / Price   - June 20th
Settlement       - Thursday June 29th

-Collateral:     166 Loans / 289 Properties
-Loan Sellers:   Citigroup Global Markets Realty Corp (81.0%),
                 PNC Bank, N.A. (14.5%),
                 Barclays Capital Real Estate Inc. (4.4%)

Property Types:  Off 32.7%, Multi 17.0%, Ret 29.8%, Hotel 10.7%,
                 MH 0.3%, Ind 6.5%, Mixed 2.4%

Geographic:      CA 15.7%, VA 7.3%, WI 7.0%, PA 6.8%, FL 6.8%, WA 4.9%
                 No Others >4.3%

-DSCR/LTV            1.34x / 71.69%
-Inves. Grade Loans: 1 loan for 3.2% of UPB
-Top 10 Loans:       34.1% of the pool, DSCR: 1.44x, LTV: 69.9%

Expected Timing
Termsheets       - Friday elec/ Monday hard
Reds             - Monday
Launch / Price   - On or about June 20th
Settlement       - June 29th

Roadshows:
Monday AM Investor Call - Details to Follow
Monday/Tuesday - 1 on 1's at CMSA
Thursday - Minneapolis/Chicago
Friday - Hartford/Boston
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